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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                          Las Americas Broadband, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.025
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    456648104
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 456648104                    13G                 Page  2  of   5 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richard G. Lubic
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
      NUMBER OF                 600,000
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6    SHARED VOTING POWER
         EACH                   2,766,800
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                3,366,800
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,366,800
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 456648104                    13G                 Page  3  of   5 Pages

--------------------------------------------------------------------------------

NAME OF ISSUER:

               Las Americas Broadband, Inc. (the "Company").

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               20031 Valley Boulevard
               Tehachapi, California 93561

ITEM 2(A).     NAME OF PERSON FILING:

               Richard G. Lubic

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Las Americas Broadband, Inc.
               20031 Valley Boulevard
               Tehachapi, California 93561

ITEM 2(C).     CITIZENSHIP:

               United States

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.025 par value

ITEM 2(E).     CUSIP NUMBER:

               456648104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable.


ITEM 4.        OWNERSHIP.  As of February 11, 2003:

               (a)  Amount beneficially owned: 3,366,800 shares of Common Stock.

               (b)  Percent of Class: 8.6%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or direct the vote: 600,000

CUSIP No. 456648104                    13G                 Page  4  of   5 Pages

--------------------------------------------------------------------------------

                         This number represents 600,000 Options granted on February 13, 2002 which are currently exercisable.

                    (ii) shared power to vote or direct the vote: 2,766,800

                         Pursuant to agreement with Richard W. Clark, Mr. Clark and Mr. Lubic have shared voting power of the stock owned by Mr. Lubic.

                   (iii) sole power to dispose or direct the disposition of:
                         3,366,800

                    (iv) shared power to dispose or direct the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

CUSIP No. 456648104                    13G                 Page  5  of   5 Pages

--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2003
                                        ----------------------------------
                                                      Date

                                              /s/ Richard G. Lubic
                                        ----------------------------------
                                                    Signature

                                        Richard G. Lubic / President, CEO
                                        ----------------------------------
                                                    Name/Title